Kemper Names Andy Omiridis Deputy Chief Financial Officer
and Principal Accounting Officer

CHICAGO, September 24, 2019 — Kemper Corporation (NYSE: KMPR) announced today that Anastasios “Andy” Omiridis has joined the company as deputy chief financial officer and principal accounting officer reporting to Kemper Chief Financial Officer James McKinney.

“Andy is a highly-regarded industry veteran that brings a proven track record of strong financial and operations leadership to Kemper,” said McKinney. “His extensive experience and focus on financial discipline and excellence, as well as history of leading the most critical aspects of corporate finance, make Andy a great addition to our team.”

Previously, Omiridis served as senior vice president and chief financial officer of Chubb Life, a segment of Chubb Limited. Prior to that, he was senior vice president and chief accounting officer for Argo Limited, and has held similar roles at MetLife, American Life Insurance Company, and Scottish Reinsurance. Omiridis has a bachelor’s degree in biology from Saint Joseph’s University and a master’s degree in business administration from Widener University.

Richard Roeske will continue to serve as the company’s vice president and chief accounting officer.

About Kemper
Kemper Corporation (NYSE: KMPR) is one of the nation’s leading specialized insurers. With over $12 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Auto, Personal Insurance, Life and Health brands. Kemper serves over 6.4 million policies, is represented by more than 30,000 agents and brokers, and has over 8,300 associates dedicated to meeting the ever-changing needs of its customers.

Learn more about Kemper.

Contacts
News Media:     Barbara Ciesemier, 312.661.4521, bciesemier@kemper.com
Investors:     Christine Worley, 312.661.4803, cworley3@kemper.com